Exhibit 99.1

US Oncology Announces Retirement of General Counsel Phil Watts

The Woodlands, Texas (Nov. 10, 2009) — Today, US Oncology, Inc. announced that Phillip Watts, executive vice president and general counsel, will be departing from the Company, effective November 30, 2009.

Watts has had a long and rich history with US Oncology. Beginning in 1993, he worked with US Oncology providing legal services and consultation as an outside attorney before joining the Company in 1998 as its General Counsel.

“Phil has been involved in the US Oncology organization for 16 years,” said CEO Bruce Broussard. “In that context, he is going to take some time away from business to spend quality time with his family prior to continuing his career. While we will miss Phil’s wit, logical analysis and leadership, we wish him the best as he takes some time with his family to reflect on his next stage of life.”

During his tenure at US Oncology, Watts has demonstrated his leadership by developing a strong and experienced legal team, which will remain with the company. US Oncology will conduct a search for Watts’ replacement, which will include internal candidates.

In addition to his legal responsibilities, Watts oversaw the company’s strategic initiatives and public policy activities, which both will be supported by Grant Bogle, executive vice president, Integrated Oncology Solutions Group with US Oncology.

About US Oncology

US Oncology, Inc., headquartered in The Woodlands, Texas, works closely with physicians, payers, biotechnology, pharmaceutical and medical equipment manufacturers, to identify and deliver innovative services that enhance patient access to advanced cancer care. US Oncology supports one of the nation’s foremost cancer treatment and research networks, accelerating the availability and use of evidence-based medicine and shared best practices.

US Oncology uses its expertise to support every aspect of the cancer care delivery system—from drug development to distribution and outcomes measurement—enabling the company to help increase the efficiency and safety of cancer care. According to the company’s last quarterly earnings report, US Oncology is affiliated with 1,310 physicians operating in 493 locations, including 98 radiation oncology facilities in 39 states. For more information, visit the company’s Web site, www.usoncology.com.

Media Contact:

Jennifer Horspool

(281) 863-6739

Jennifer.Horspool@usoncology.com

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